Exhibit 10.1

EXECUTION VERSION

May 27, 2010

Thomas E. Dooley

c/o Viacom Inc.

1515 Broadway

New York, NY 10036

Dear Mr. Dooley:

      Viacom Inc. (“Employer” and, together with its subsidiaries, the “Company”), having an address at 1515 Broadway, New York, New York 10036, agrees to amend and restate your employment agreement, originally dated September 5, 2006 (the “Original Employment Agreement”) and subsequently amended on March 21, 2007, April 24, 2007 and August 28, 2008 and to continue to employ you and you agree to continue such employment upon the terms and conditions of this amended and restated agreement (this “Agreement”). This Agreement is effective as of May 27, 2010 (the “Amendment Date”).

      1.        Term. The term of your employment hereunder commenced on September 5, 2006 (the “Start Date”) and, unless terminated by Employer or you pursuant to paragraph 10 or otherwise terminated pursuant to paragraph 9 or 11, shall continue through and until December 31, 2016. The period from the Start Date through December 31, 2016 shall hereinafter be referred to as the “Employment Term” notwithstanding any earlier termination of your employment pursuant to paragraph 9, 10 or 11.

      2.        Titles and Authority.

      (a)      Officer Positions and Reporting Lines. You will have the title of Chief Operating Officer of Employer and, until a successor is appointed, Chief Financial Officer of Employer and will have the full powers, responsibilities and authorities customary for officers who hold such positions in corporations of the size, type and nature of Employer, as the same may be assigned to you from time to time by the President and Chief Executive Officer of Employer. You will report solely and directly to the President and Chief Executive Officer of Employer.

      (b)      Service on the Board and with Subsidiaries. You currently serve as a member of the Board of Directors of Employer (the “Board”) and will continue that service following the Amendment Date. The Board will nominate you for reelection to the Board at the expiration of each term of office, and you agree to serve as a member of the Board for each period for which you are so elected. You shall, subject to your election as such from time to time and without additional compensation, serve during the Employment Term in such additional offices of comparable or greater stature and responsibility in the subsidiaries of Employer and as member of any committee of the Board or of the board of directors of any of Employer’s subsidiaries, to which you may be appointed or elected from time to time.

      (c)      Full-Time Services and Other Activities. During your employment under this Agreement, you agree to devote your entire business time, attention and energies to the business of the Company, except for vacations, illness or incapacity. However, nothing in this Agreement shall preclude you from serving as a member of the board of directors of any charitable, educational, religious, entertainment industry trade, public interest or public service organization, in each instance not inconsistent with the business practices and policies of the Company, or from devoting reasonable periods of time to the activities of the aforementioned organizations or from managing your personal investments, provided that such activities do not materially interfere with the performance of your duties and responsibilities hereunder. Except for your service on (A) the Board, (B) the board of directors of Employer subsidiaries, (C) the board of directors or similar governing body of your family foundation and of any other entity all of the beneficial interests of which are owned by you and/or members of your family and/or Philippe P. Dauman and/or members of his family, you shall not serve on the board of directors or similar governing body of any business company or other business entity without the prior consent of the Board. The Board recognizes that you have personal investments directly or indirectly (through commingled investment funds) in media/entertainment companies (i) which are private companies and which are identified on Schedule A hereto and (ii) in which you own not more than two percent (2%) of any of the debt or equity securities (or options or other rights to purchase the debt or equity securities) and which are business organizations that are filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Public Company Investments”). In addition to your right to generally manage your personal investments as set forth above, you specifically may retain the investments identified on Schedule A and the Public Company Investments, and make new (X) Public Company Investments, (Y) investments in any company identified on Schedule A and (Z) investments in commingled investment funds which hold interests in media/entertainment companies. In each of the foregoing cases, you shall retain or make such investments only as a “passive” investor without managerial or supervisory rights. In the event that the Company transacts business with or proposes to enter into any transaction with any company identified on Schedule A, you will recuse yourself from all decisions relating to such business or transaction (whether on behalf of the Company or such other entity).

      (d)      Location. You shall render your services under this Agreement from Employer’s executive offices in the New York metropolitan area (except for services rendered during business trips as may be reasonably necessary), and you shall not be required to relocate outside of the New York metropolitan area.

      3.        Cash Compensation.

      (a)      Salary. Since January 1, 2010 you have been paid, and during the Employment Term after the Amendment Date Employer shall continue to pay you, a base salary at the annual rate of Two Million Five Hundred Thousand Dollars ($2,500,000) per annum. The Compensation Committee of the Board (the “Compensation Committee”) will review your salary at least annually and may increase (but not decrease, including as it may be increased from time to time) the same. The result of each such annual review shall be reported to you by the Compensation Committee promptly after it occurs. The amount of annual base salary actually paid to you will be reduced to the extent you elect to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company. Your annual base salary payable hereunder, without reduction for any amounts deferred as described in the preceding sentence, is referred to herein as the “Salary”. Employer shall pay the portion of the Salary not deferred at your election in accordance with its generally applicable payroll practices for senior executives, but not less frequently than in equal monthly installments.

     (b)      Annual Bonus Compensation. In addition to your Salary, you shall be eligible to earn an annual cash bonus for each whole or partial year during the Employment Term, determined and payable as follows (the “Bonus”):

 (i)       Your Bonus for each whole year during the Employment Term will be based upon achievement of one or more performance goals established by the Compensation Committee, which may include individualized performance goals applicable uniquely to you, and shall be determined in accordance with the Employer’s Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (together with any successor plan, the “Senior Executive STIP”). Any company-wide financial performance goal(s) applicable to you will, under the Senior Executive STIP, be the same as the performance goal(s) used to determine the amount of bonus payable to any other executive of Employer who participates in the Senior Executive STIP and who has corporate-wide responsibilities; provided, however, that, for each shortened performance period described in paragraph 3(b)(iii) below, the applicable performance goal shall be adjusted to reflect budgeted Company performance for such shortened performance period.

 (ii)      Your target bonus for each whole year during the Employment Term starting in 2010 shall be Nine Million Five Hundred Thousand Dollars ($9,500,000); provided that the Compensation Committee will review your target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the same. The result of each such annual review shall be reported to you by the Compensation Committee promptly after it occurs. Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus”. As the actual amount payable to you as Bonus will be dependent upon the achievement of performance goal(s) referred to in paragraph 3(b)(i), your actual Bonus may be less than, greater than or equal to the Target Bonus. In no event, however, will your Bonus for any full fiscal year be greater than two (2) times the Target Bonus.

 (iii)     The Company has changed its fiscal period from the calendar year to a fiscal year ending each September 30, with the transition period to be the short year January 1 – September 30, 2010. As a result of this change, the Employment Term after the Amendment Date may include two shortened performance periods: (x) a short fiscal year January 1 – September 30, 2010 and (y) a partial Company fiscal year October 1 – December 31, 2016. Your annual Target Bonus for these periods will be pro rated to reflect the shorter performance periods.

 (iv)     Your Bonus for any year shall be payable by the last day of the second month of the following fiscal year. For the avoidance of doubt, it is understood that you will receive the Bonus to which you are entitled for each whole and partial fiscal year in which you were employed, even if you are not employed on the payment date described in the preceding sentence or on the actual date on which bonuses are paid for such year.

 (v)      In the event that the current Senior Executive STIP is amended or terminated, you will be given an opportunity under the amended or successor plan to earn bonus compensation equivalent to the amount that you could have earned under this paragraph 3(b) but subject to the same limitations.

      4.        Long Term Compensation. In addition to your Salary and Bonus, you shall receive the following grants of long-term compensation under the Employer’s 2006 Long-Term Management Incentive Plan (together with any successor plan, the “LTMIP”):

     (a)       Stock Option Grants.

 (i)        In periods prior to the Amendment Date, you received awards in respect of Employer’s Class B Common Stock (the “Shares”).

 (ii)       For periods after 2009 and continuing for so long as you remain employed pursuant to this Agreement, you will receive an annual award of stock options with a value, determined under the Financial Accounting Standards Codification (FASB ASC) Topic 718, employing the same assumptions and methodologies as used for Employer’s financial statements, of Four Million Eight Hundred Thousand Dollars ($4,800,000). Each award of stock options will have a per share exercise price equal to the per share closing price of the Shares on the date of grant, a term of eight years and will vest in four equal annual installments on the first four anniversaries of the grant date (or, if earlier, on the last day of the Employment Term) assuming that your employment with Employer continues through the relevant vesting date (but subject to accelerated vesting as provided in this Agreement). Each annual award of stock options pursuant to this paragraph 4(a)(ii) will be made to you at the same time that Employer awards stock options to its other senior executives, but no later than June 30 of each calendar year.

 (iii)      In addition to the annual stock option awards described in paragraph 4(a)(ii), on the third business day following the date (the “Announcement Date”) on which the Company publicly announces the extension of the Employment Term pursuant to this Agreement, you will receive an award of stock options under the LTMIP to purchase an aggregate of one million six hundred thousand (1,600,000) Shares with a per share exercise price equal to the per share closing price of the Shares on such date. The stock options awarded to you on the Announcement Date shall have a term of eight years and shall vest in four equal annual installments on the first four anniversaries of the Announcement Date assuming that your employment with Employer continues through the relevant vesting date (but subject to accelerated vesting as provided in this Agreement).

 (iv)      Except as otherwise provided herein, your stock options will have exercisability, expiration and other terms and conditions that conform to Employer’s standard practices for stock options awarded to senior executives and that are no less favorable to you than the terms applicable to any other senior executive of the Company awarded stock options at the same time. Any Shares delivered upon exercise of any stock options granted pursuant to this Agreement will be fully vested and nonforfeitable and registered on Form S-8 or a different registration statement of similar import.

 (v)       Following the termination of your employment with Employer for any reason other than a termination of your employment pursuant to paragraph 10(a), any stock options granted to you by the Employer either before, on or after the Amendment Date shall remain outstanding and exercisable until the end of the three (3) year period from the Termination Date (as defined in paragraph 10(d)(i)) or, if earlier, the stock option’s normal expiration date; provided that, if the applicable option award specifically provides for a longer post-employment period to exercise such option, such longer period shall apply. By executing this Agreement, the parties agree that any stock options granted to you prior to the Amendment Date shall be deemed amended to reflect the provisions of this paragraph 4(a)(v).

      (b)        Performance Share Units. Beginning with calendar year 2007 and continuing for so long as you remain employed pursuant to this Agreement, you will also receive an annual award of performance share units (“PSUs”) under the LTMIP. PSUs are notional units of measurement and represent the right to receive a number of Shares determined on the basis of the performance of the Shares in comparison to the performance of the common stock of companies comprising the Standard & Poor’s 500 Composite Index (the “S&P 500”) (as adjusted as described below), on the terms and conditions set forth in this Agreement.

 (i)          Grants of PSUs. Awards of PSUs will be made to you as of January 1 of each year during the Employment Term (each a “Grant Date”), with the first award having been made as of January 1, 2007. The target amount of Shares for each annual award of PSUs (the “Target Award”) is determined by dividing Four Million Eight Hundred Thousand Dollars ($4,800,000) by the average per share closing price of the Shares on the New York Stock Exchange (or other principal stock exchange on which the Shares are then listed) for the 10 trading days prior to the Grant Date, rounded up to the nearest whole Share. The date as of which the number of Shares to be received under each award shall be computed (that award’s “Determination Date”) will be the December 31 immediately preceding the third anniversary of the Grant Date (including for awards the third anniversary of whose Grant Date will occur after the end of the Employment Term), provided, however, that in the event your employment with Employer terminates in a Qualifying Termination (as defined below) prior to the third anniversary of the Grant Date of an award of PSUs, the Determination Date for such award will be the effective date of your termination of employment. (By way of illustration, except in the case of a Qualifying Termination the Determination Date for your award of PSUs for 2007 was December 31, 2009.) Each award of PSUs will be forfeited in full, and no Shares will be delivered to you in connection therewith, if your employment with Employer terminates before the Determination Date for the award for any reason other than a Qualifying Termination.

 (ii)         Valuation of PSUs. As of the Determination Date for an award of PSUs, the TSR (as defined below) of the Shares over the relevant Measurement Period (as defined below) will be measured against the TSR of the common stock of the companies comprising the Reference Group (as defined below) over the same Measurement Period. Subject to paragraph 4(b)(iii), the percentile ranking of the TSR of the Shares as compared to the companies comprising the Reference Group will be used to calculate the number of Shares that you will receive, in accordance with the following schedule (the “Schedule”).

Schedule
• If Employer achieves less than the 25th percentile TSR, the award of PSUs will be forfeited
• If Employer achieves the 25th percentile TSR, the number of Shares to be delivered under the award will be 25% of the Target Award
• If Employer achieves the 50th percentile TSR, the number of Shares to be delivered under the award will be 100% of the Target Award

•        If Employer achieves the 100th percentile TSR (that is, if it is the first ranked company in the Reference Group for TSR), the number of Shares to be delivered under the award will be 300% of the Target Award

For Employer achievement at any intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of Shares to be delivered will be interpolated between the respective Shares delivered at such percentiles. For example, if Employer were to achieve the 70th percentile TSR, the number of Shares to be delivered would be 180% of the Target Award.

 (iii)        EPS Valuation Rule. Notwithstanding the valuation principles set forth in paragraph 4(b)(ii), if, for the Measurement Period for any award of PSUs, (x) Employer achieves less than the 50th percentile TSR, and (y) its earnings per share (“EPS”) exceed a hurdle specified by the Compensation Committee, then the number of Shares to be delivered under the award will equal the arithmetic average of the Target Award and the number of Shares that would be received under the award pursuant to the Schedule, rounded up to the nearest whole Share. The EPS hurdle in respect of an award of PSUs will be established and approved by the Compensation Committee no later than September 30 of the year in which occurs the Grant Date of such PSUs, will consider, in a manner determined by the Compensation Committee, earnings throughout the Measurement Period and not just the earnings for a limited part of the Measurement Period (considering, for example and not by way of limitation, trends in the earnings over the Measurement Period, or cumulative earnings during the Measurement Period, rather than, for example, considering only the earnings for a single year of the Measurement Period) and will be consistent with the strategic plan for the Company approved by the Board.

 (iv)        Vesting; Delivery; Registration. Shares delivered in settlement of a PSU award will be delivered as follows:

a.	If Employer achieves at least the 50th percentile TSR, Shares will be delivered no later than four (4) weeks following the Determination Date for such award; and

b.

If employer does not achieve at least the 50th percentile TSR, (I) a number of shares determined pursuant to the Schedule will be delivered no later than four (4) weeks following the Determination Date and (II) any incremental Shares to which you are entitled by virtue of paragraph 4(b)(iii) will be delivered on the second business day following the delivery of Employer’s audited financial statements in respect of the last year of the applicable Measurement Period (so that it can be determined whether or not Employer attained the EPS hurdle in respect of such award) .

All Shares delivered in settlement of PSUs shall be fully vested and nonforfeitable and registered on Form S-8 or a different registration statement of similar import. You may elect to satisfy required tax withholding in respect of the delivery of such Shares by having Employer withhold from such delivery Shares having a fair market value equal to the amount of such required withholding.

 (v)         Definitions. For purposes of this paragraph 4(b), the following definitions shall apply:

a.	The “Measurement Period” for your awards of PSUs will be determined as follows: (I) the Measurement Period for your award of PSUs for 2007 began on September 9, 2006 and ended on December 31, 2009; (II) the Measurement Period for your award of PSUs for 2008 began on September 9, 2006 and will end on December 31, 2010; and (III) the Measurement Period for your award of PSUs for 2009 and subsequent years will begin on the Grant Date for the Award (which shall always be January 1) and end on the December 31 immediately prior to the third anniversary of the Grant Date; provided, however, that if your employment with Employer terminates in a Qualifying Termination, the Measurement Period for any outstanding PSU award whose Determination Date has not yet occurred shall be as follows: (X) for your 2007 and 2008 PSU awards, the period beginning on September 9, 2006 and ending on the effective date of your Qualifying Termination and (Y) for each of your other PSU awards, the period beginning on the date that is three years before the effective date of your Qualifying Termination and ending on the effective date of your Qualifying Termination.

By way of illustration: If you were to experience a Qualifying Termination on March 1, 2011, you would have outstanding PSU awards for 2009, 2010 and 2011 (your awards for 2007 and 2008 would previously have been valued and settled), and the Measurement Period for each such award would be the period from March 1, 2008 through March 1, 2011.

b.

Your employment with Employer will be considered to have terminated in a “Qualifying Termination” if (I) your employment is terminated by Employer without Cause (as defined in, and subject to the terms and conditions of, paragraph 10(a)); (II) you resign from employment for Good Reason (as defined in, and subject to the terms and conditions of, paragraph

10(b)); (III) your employment terminates by reason of your death or your incapacity as provided in paragraph 9; or (IV) your employment terminates for any reason on the last day of the Employment Term.

c.	“Reference Group” means, with respect to any award of PSUs, all companies whose common stock is included in the S&P 500 at the start of the Measurement Period for that award (other than (I) companies that cease to be included in the S&P 500 during the Measurement Period solely due to merger, acquisition, liquidation or similar events changing the identity and nature of the company and (II) companies that cease to be included in the S&P 500 other than on account of events described in the preceding clause (I) and which also cease to have common stock publicly traded on an exchange or on a recognized market system or the over-the-counter market).

d.	“TSR” means for the Shares and for the common stock of each company in the Reference Group, the percentage change in value (positive or negative) over the relevant Measurement Period as measured by dividing (i) the sum of (A) each company’s cumulative value of dividends and other distributions in respect of its common stock for the Measurement Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between each company’s common stock price on the first and last day of the Measurement Period (calculated on the basis of the average closing prices over the 20-day trading period immediately prior to the first day of the Measurement Period (except that in the case of the PSU awards for 2007 and 2008, the closing price on September 9, 2006, rather than a 20-day average, will be used) and the average closing prices over the 20-day trading period immediately prior to the relevant Determination Date, in each case, as reported by Bloomberg L.P. (or such other reporting service that the Compensation Committee may designate from time to time)); by (ii) the common stock price on the first day of the Measurement Period, calculated on the basis described above. Appropriate and equitable adjustments will be made to account for stock splits and reverse stock splits. TSR will be determined by the Compensation Committee in a manner consistent with this definition. For purposes of computing TSR, if a company has more than one class of common stock outstanding then only the class that is included in the S&P 500 shall be taken into account, and if there is more than one such class the company’s TSR shall be computed using the aggregate values of and distributions on all such classes.

 (vi)       Other Terms and Conditions. Employer’s PSU program is currently under development and review by the Compensation Committee and may be made available to other senior executives of the Company. You acknowledge and agree that the program as definitively approved by the Compensation Committee may include terms and conditions in addition to those set forth in this Agreement, and that such terms and conditions will apply to PSUs awarded to you pursuant to this Agreement. You will participate in the discussions leading to finalization of the program, and the definitive terms and conditions approved by the Compensation Committee will be no less favorable to you than to the Company’s other senior executives. Notwithstanding the above, no such new terms and conditions will apply to you, without your written consent, to the extent they would make the payout in respect of your PSUs more difficult to attain or reduce the amount attainable thereof pursuant to the terms of this paragraph 4(b).

     (c)        Performance-Based Restricted Stock Units.

 (i)        On the Announcement Date, you shall receive an award of restricted stock units subject to special vesting conditions (the “PRSUs”) under the LTMIP, provided that you are employed by Employer on the Announcement Date. The PRSUs represent a right to receive a number of Shares over four performance periods (the “Performance Periods”) on the terms and conditions set forth in this Agreement, with a target number of two hundred thousand (200,000) Shares to be delivered in respect of each Performance Period (the “Target PRSU Award”). The Performance Periods shall be each of the first four full fiscal years starting after the Announcement Date.

 (ii)        For each Performance Period, a single “Current Achievement Percentage” shall be calculated as follows: (x) 75% of the Current Achievement Percentage shall be calculated by comparing the achievement of Operating Income (as defined in the Senior Executive STIP) for the current Performance Period to the Operating Income goals established for the current Performance Period under the Senior Executive STIP; (y) 25% of the Current Achievement Percentage shall be calculated by comparing the achievement of Free Cash Flow (as defined in the Senior Executive STIP) for the current Performance Period to the Free Cash Flow goals for the current Performance Period under the Senior Executive STIP; and (z) the method of determining this single percentage shall correspond to the method used under the Senior Executive STIP as of the Amendment Date to determine STIP payout percentages.

 (iii)      For each Performance Period, a single “Cumulative Achievement Percentage” shall be calculated and shall be the average of the Current Achievement Percentage for the current and any prior Performance Periods. The Cumulative Achievement Percentage shall be used to calculate the number of Shares that you will receive, in accordance with the following schedule:

Schedule
• If the Cumulative Achievement Percentage is 75%, the number of Shares to be delivered under the award will be 75% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 100%, the number of Shares to be delivered under the award will be 100% of the Target PRSU Award
• If the Cumulative Achievement Percentage is 125% or more, the number of Shares to be delivered under the award will be 125% of the Target PRSU Award

For achievement at an intermediate point between 75% and 100%, and between 100% and 125%, the number of Shares to be delivered will be interpolated on a straight-line basis between the respective numbers of shares to be delivered at such percentages. Notwithstanding the foregoing, the minimum number of Shares that shall be delivered to you in respect of any Performance Period shall be 75% of the Target PRSU Award, and the maximum number of Shares that may be delivered to you in respect of any Performance Period shall be 125% of the Target PRSU Awards.

 (iv)       Provided that you are employed on the last day of the applicable Performance Period, the Compensation Committee shall certify and deliver to you the number of Shares determined pursuant to paragraph 3(c)(iii) of this Agreement promptly after the end of the Performance Period but in no event later than the last day of the second month following the end of such Performance Period. The PRSUs may be subject to accelerated vesting and delivery pursuant to paragraphs 9, 10 and 11 of this Agreement without regard to the foregoing.

 (v)       Shares received upon settlement of the PRSUs shall be fully vested and nonforfeitable and registered on Form S-8 or a different registration statement of similar import. You may elect to satisfy required tax withholding in respect of the delivery of such Shares by having Employer withhold from such delivery Shares having a fair market value equal to the amount of such required withholding. An amount equal to any dividends or other distributions paid in respect of Shares while you hold unvested PRSUs shall be credited to an account on Employer’s books as if each PRSU were a Share. Such dividend or distribution equivalents will be paid to you when and if the PRSUs to which they relate vest.

      (d)       No Awards Following Termination of Employment. For the avoidance of doubt, it is noted that you will not be entitled to any annual awards of stock options or of PSUs following termination of your employment with Employer for any reason other than any award that was required to be issued on or prior to such date but was not.

      5.        Sign-On Consideration: Matching RSUs. You invested at least Four Million Dollars ($4,000,000) to purchase Shares within the three month period following the Start

Date. For each Share that you purchased within the time period described in the preceding sentence (the “Purchased Shares”), up to a maximum investment by you of Four Million Dollars ($4,000,000), Employer awarded you two matching stock units (the “Matching RSUs”) under the LTMIP. Each Matching RSU corresponds to one Share. Matching RSUs vest in four equal annual installments on the first four anniversaries of September 11, 2006 (each such anniversary being a “Matching RSU Vesting Date”) and will be settled by delivery of Shares on or as soon as administratively practicable following the applicable Matching RSU Vesting Date. Such delivered Shares shall be fully vested and nonforfeitable and registered on Form S-8 or a different registration statement of similar import. You may elect to satisfy required tax withholding in respect of the delivery of such Shares by having Employer withhold from such delivery Shares having a fair market value equal to the amount of such required withholding. Subject to accelerated vesting as provided in paragraphs 9, 10(d) and 11, vesting of Matching RSUs is contingent on (i) your remaining in employment through the applicable Matching RSU Vesting Date and (ii) your having retained ownership of the corresponding Purchased Shares from the date of purchase through the applicable Matching RSU Vesting Date. If prior to any Matching RSU Vesting Date (subject to accelerated vesting as provided in paragraphs 9, 10(d) and 11) you sell any Purchased Shares, two unvested Matching RSUs will be forfeited for each Purchased Share sold, with Matching RSUs with the latest Matching RSU Vesting Date being forfeited first. An amount equal to any dividends or other distributions paid in respect of Shares while you hold unvested Matching RSUs shall be credited to an account on Employer’s books as if each Matching RSU were a Share. Such dividend or distribution equivalents will be paid to you when and if the Matching RSUs to which they relate vest.

      6.        Benefits.

      (a)      You shall be entitled to participate in such life and medical insurance, pension and other employee benefit plans as the Company may have or establish from time to time and in which other Company executives with corporate-wide responsibilities are eligible to participate. The foregoing, however, shall not be construed to require Employer or any of its subsidiaries to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement; provided that no such modification or termination shall be applicable to you unless also equally applicable to all other Company executives with corporate-wide responsibilities. All benefits you may be entitled to as an employee of Employer shall be based upon your Salary and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise. You shall be entitled to four (4) weeks paid vacation during each calendar year during the Employment Term.

      (b)      Employer shall provide you with no less than Five Million Dollars ($5,000,000) of life insurance during the Employment Term at Employer’s cost, the beneficiary or beneficiaries of which shall be designated by you or the assignee of such policy in accordance with the following sentence. You shall have the right to assign the policy for such life insurance to your spouse and/or issue or to a trust or trusts primarily for the benefit of your spouse or issue. Notwithstanding the foregoing, you have agreed to continue to waive the right to receive more than Five Million Dollars ($5,000,000) of Basic Life Insurance coverage under the Viacom Group Life Insurance Plan during the Employment Term at Employer’s cost, as provided under this paragraph 6(b).

     (c)      Unless your employment is terminated pursuant to paragraph 10(a) of this Agreement, Employer shall provide you the following benefits following any termination of employment:

 (i)        Employer shall provide you and your spouse, at the Company’s sole cost, all medical, dental and hospitalization benefit plans or programs that are from time to time made available to the highest paid group of senior executives of the Company other than to Sumner M. Redstone as Employer’s Executive Chairman and Founder for two (2) years following the Termination Date; provided that, if your continued participation in any employee plan or program as provided in this paragraph 6(c) would conflict with any law or regulation, or would result in any adverse tax consequences for you, your spouse, the Company or other participants in such plan or program, you and/or your spouse shall be provided with the economic equivalent of the benefits provided under the plan or program in which you are, and/or your spouse is, unable to participate. In the case of any welfare benefit plan, the economic equivalent of any benefit foregone (x) shall be deemed to be the lowest cost that you and/or your spouse would incur in obtaining such benefit yourself and/or herself on an individual basis (but including dependent coverage, as applicable) and (y) shall be provided on a “tax grossed-up basis” to the extent the economic equivalent is taxable to you and/or your spouse but the provision of the benefit to you while an employee was not taxable; and

 (ii)       for the longer of thirty-six (36) months following the Termination Date or until the end of the Employment Term, (a) at your request, suitable and appropriate office facilities in a building selected by Employer on Employer’s property, which is located in the Borough of Manhattan in New York City and (b) a personal secretary (who may be your choice of your personal secretary who provided services to you during the Employment Term or a replacement designated by you and whose principal place of employment will be determined by you), to be compensated at the same compensation and benefits cost to Employer in effect immediately prior to the Termination Date, subject to increase at the same rate and with the same frequency as given to similarly situated secretaries at Employer.

      7.        Business Expenses, Perquisites. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder on a basis no less favorable than that provided by Employer to any of its senior executives other than to Sumner M. Redstone as Employer’s Executive Chairman and Founder. Employer shall pay the fees and expenses of your counsel and other fees and expenses which you incurred in negotiating the terms of this amendment and restatement of the Original Employment Agreement. While you are actively employed during the Employment Term, you shall be entitled to the use of the Company’s private plane (or equivalent charter aircraft) to travel on Company business (accompanied by your spouse, at your option and, unless your spouse’s presence is required by the Company, at your cost, provided that such cost shall be on a basis consistent with that presently in effect on the Amendment Date or as otherwise required by law). You also shall be entitled to other perquisites (the “Perquisites”) (including use of a car service, office and secretarial services) in accordance with Employer policy on a basis no less favorable than that provided by Employer to any of its senior executives other than to Sumner M. Redstone as Employer’s Executive Chairman and Founder.

      8.        Exclusive Employment, Etc.

      (a)       Non-Competition. You agree that your employment hereunder is on an exclusive basis, and that during the period (the “Non-Compete Period”) beginning on the Start Date and ending on the first anniversary of the termination of your employment for any reason other than termination of your employment upon expiration of the Employment Term (in which case the Non-Compete Period will end on the last day of the Employment Term), other than as set forth in paragraph 2(d), you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) hereunder. You agree that during the Non-Compete Period you shall not, directly or indirectly, engage in or participate as an owner, partner, holder or beneficiary of stock, stock options or other equity interest, officer, employee, director, manager, partner or agent of, or consultant for, any company or business competing with the Company; provided, however, that nothing herein shall prevent you from participating in any investment activities specifically allowed under paragraph 2(d); further provided, however, that following termination of your employment with Employer you may be actively involved in the management of any company listed on Schedule A.

      (b)        No Solicitation of Employees. You agree that, during the period of your employment hereunder and for the period provided below after the termination of your employment for any reason, you will not employ any Restricted Employee (as defined below), or in any way induce or attempt to induce any Restricted Employee to leave the employment of Employer or any of its affiliates. You agree that you will not take the actions described in the preceding sentence (i) with respect to any Restricted Employee at the level of Vice President or above for one (1) year after the termination of your employment for any reason, and (ii) with respect to any Restricted Employee at the level of director for six (6) months after the termination of your employment for any reason. “Restricted Employee” refers to any person employed by Employer or any of its affiliates or predecessors or previously employed by Employer or any of its affiliates or predecessors unless at such time such person has not been employed by Employer and/or any of its affiliates or predecessors for at least six (6) months.

      (c)        Confidential Information. You agree that, during the Employment Term or at any time thereafter, you will not use for your own purposes, or disclose to or for the benefit of any third party, any information relating to Employer, Employer’s clients or other parties with which Employer has a relationship, or that may provide Employer with a competitive advantage (“Confidential Information”) (except as may be required by law or in the performance of your duties hereunder consistent with the Company’s policies) and you will comply with any and all confidentiality obligations of the Company to a third party which you know or should know about, whether under agreement or otherwise. Confidential Information shall include, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; public information that becomes proprietary as a result of Employer’s compilation of that information for use in its business; documents (including any electronic record, videotapes or audiotapes); and oral communications incorporating Confidential Information. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you in violation of this Agreement or by any other person who directly or indirectly receives such information from you or at your direction in violation of this Agreement, or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

      (d)        Employer Ownership. The results and proceeds of your services to the Company, whether or not created during the Employment Term, including, without limitation, any works of authorship resulting from your services and any works in progress resulting from such services, shall be works-made-for-hire and Employer shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, with the right to use, license or dispose of the works in perpetuity in any manner Employer determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered. If, for any reason, any of the results and proceeds of your services to the Company are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Employer under this paragraph 8(d) then you hereby irrevocably assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, and Employer shall have the sole right to use, license or dispose of the work in perpetuity throughout the universe in any manner Employer determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered. Upon request by Employer, whether or not during the Employment Term, you shall do any and all things which Employer may deem useful or desirable to establish or document Employer’s rights in the results and proceeds of your services to the Company, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents. You hereby irrevocably designate the General Counsel, Secretary or any Assistant Secretary of Employer as your attorney-in-fact with the power to take such action and execute such documents on your behalf. To the extent you have any rights in such results and proceeds that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 8(d) is subject to, and does not limit, restrict, or constitute any waiver by Employer of any rights of ownership to which Employer may be entitled by operation of law by virtue of Employer or any of its affiliates or predecessors being your employer.

      (e)        Litigation. You agree that, during the period of your employment hereunder, for one (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your attorneys and tax advisors and except to the extent required by law or necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Employer or any of its affiliates or predecessors, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Employer or Employer’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Employer’s counselunless you are prohibited from doing so under applicable law. You agree to cooperate, in a reasonable and appropriate manner, with Employer and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment to the extent Employer pays all reasonable expenses you incur in connection with such cooperation (including, without limitation, the fees and expenses of your counsel and providing use of the Company’s private plane (or equivalent charter aircraft) for all travel required in connection with such cooperation at the Company’s expense) and to the extent such cooperation does not unreasonably interfere with your personal or professional schedule.

      (f)        No Right to Write Books, Articles, Etc. During the period of your employment hereunder and for two (2) years thereafter but not beyond the end of the Employment Term, except in the course of the performance of your duties and responsibilities or otherwise as authorized by the Board, you shall not prepare or assist any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, concerning Employer or any of its affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.

      (g)        Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Employer shall remain the exclusive property of Employer and shall remain in Employer’s exclusive possession at the conclusion of your employment. In the event of the termination of your employment for any reason, Employer reserves the right, to the extent permitted by law and in addition to any other remedy Employer may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe, pursuant to a legally enforceable agreement, to Employer or any of its affiliates or predecessors at the time of or subsequent to the termination of your employment with Employer; and (ii) the value of the Employer property which you retain in your possession after the termination of your employment with Employer following Employer’s written request for same and your failure to return same. In the event that the law of any state or other jurisdiction requires the consent of any employee for such deductions, this Agreement shall serve as such consent.

      (h)        Non-Disparagement. You and, to the extent set forth in the next sentence, Employer agree that each party shall not, during the period of your employment hereunder and for one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of the other party in any non-public communication with any customer, client or member of the investment community or media or in any public communication. Employer’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”) and, with respect to communications that ridicule, disparage or are derogatory, members of the Board, and it is agreed and understood that any such communication by any Specified Executive or any member of the Board (or by any executive at the behest of a Specified Executive or member of the Board) shall be deemed to be a breach of this paragraph 8(h) by Employer. Notwithstanding the foregoing, (i) neither you nor Employer shall be prohibited from making statements in response to statements by the other party that criticize or ridicule or are disparaging or derogatory provided that the responsive statements do not criticize or ridicule and are not disparaging or derogatory and (ii) nothing in this paragraph 8(h) shall prevent you, the Specified Executives or members of the Board from making any statement in good faith in connection with a proceeding to resolve a dispute in accordance with paragraph 20.

      (i)        Injunctive Relief, Etc. Employer has entered into this Agreement in order to obtain the benefit of your unique skills, talent and experience. You acknowledge and agree that any violation of paragraphs 8(a) through 8(h) will result in irreparable damage to Employer, and, accordingly, Employer may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Employer. Employer acknowledges and agrees that any violation of paragraph 8(h) will result in irreparable damage to you, and, accordingly, you may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraph, in addition to any other remedies available to you. You and Employer agree that the restrictions and remedies contained in paragraphs 8(a) through 8(h) are reasonable and that it is your intention and the intention of Employer that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

      (j)        Survival. Your obligations under paragraphs 8(a) through 8(h) and Employer’s obligations under paragraph 8(h) shall remain in full force and effect for the entire period provided therein (and only for such period) notwithstanding the termination of your employment pursuant to paragraph 10 hereof or otherwise or the expiration of the Employment Term.

      9.        Incapacity. In the event you become totally medically disabled and you will not be able to substantially perform your duties for at least six (6) consecutive months or a total of 180 days during any 270 day period, the Board, at any time after such disability has continued for 60 consecutive days, may determine that Employer requires such duties and responsibilities be performed by another executive. In the event that you become “disabled” within the meaning of such term under Employer’s Short-Term Disability (STD) and its Long-Term Disability (LTD) program, you will first receive benefits under the STD program for the first 26 weeks of consecutive absence, which will be equal to your Salary, and the amount of such benefits will offset any Salary that otherwise would be paid to you pursuant to this Agreement. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. For purposes of this Agreement, you will be considered to have experienced a termination of employment with Employer as of the date you first become eligible to receive benefits under the LTD program, and until that time you shall be treated for all purposes of this Agreement as an active employee of Employer. Upon receipt of benefits under the LTD program, you will also be entitled to receive the following:

 (i)        Employer will pay your Accrued Compensation and Benefits (as defined below in paragraph 10(d)(i));

 (ii)       Employer will pay you a prorated Bonus for the year of your termination of employment based on your Target Bonus and the number of calendar days of such year elapsed through the date of your termination of employment;

 (iii)      all of your outstanding unvested Employer stock options will vest, and all such options and all of your outstanding options that have previously vested will remain exercisable until the applicable date set forth in paragraph 4(a)(v);

 (iv)      the number of Shares to which you are entitled in respect of your outstanding awards of PSUs will be determined as provided in paragraph 4(b) for Qualifying Terminations, and all Shares delivered upon settlement of PSUs will be considered vested;

 (v)       all of your unvested Target PRSU Awards and Matching RSUs will vest and be settled as promptly as administratively practicable after your termination date; and

 (vi)      Employer will continue to provide you with life insurance coverage as set forth in paragraph 6(b) until the end of the Employment Term or, if earlier, the date on which you become eligible for at least as much insurance coverage from a third party employer at the employer’s expense; provided, however, that Employer may decrease the amount of life insurance coverage it provides you so along as the amount of such coverage that it continues to provide, and the amount of such coverage provided to you from a third party employer at the employer’s expense, aggregates at least the amount set forth in paragraph 6(b).

      10.        Termination.

      (a)        Termination for Cause; Resignation without Good Reason. Employer may, at its option, terminate your employment for Cause (as defined below). You may, at your option, terminate your employment without Good Reason (as defined below). For purposes of this Agreement, termination of your employment for “Cause” shall mean termination of your employment due to any of the following:

 (i)        your engaging or participating in intentional acts of material fraud against the Company;

 (ii)       your willful misfeasance having a material adverse effect on the Company (except in the event of your incapacity as set forth in paragraph 9);

 (iii)      your substantial and continual refusal to perform your duties, responsibilities or obligations provided for in this Agreement (provided that such duties, responsibilities or obligations are not inconsistent with your position as Chief Operating Officer and Chief Financial Officer or any more senior position to which you may be appointed and are otherwise lawful);

 (iv)      your conviction of a felony or entering a plea of nolo contendere to a felony charge;

 (v)       your willful violation of any policy of the Company that is generally applicable to all employees or all officers of the Company including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that you knew or reasonably should have known could reasonably be expected to result in a material adverse effect on the Company;

 (vi)      your willful unauthorized disclosure of a trade secret or other confidential material information of the Company, that you knew or reasonably should have known could reasonably be expected to result in a material adverse effect on the Company;

 (vii)     your willful failure to cooperate fully with a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities whether or not related to your employment with the Company (an “Investigation”), after being instructed by the Board to cooperate;

 (viii)    your willful destruction of or knowing and intentional failure to preserve documents or other material known by you to be relevant to any Investigation; or

 (ix)      your willful inducement of others to fail to cooperate in any Investigation or to produce documents or other material.

For purposes of the foregoing definition, an act or omission shall be considered “willful” if it done, or omitted to be done, by you with knowledge and intent. Anything herein to the contrary notwithstanding, the Board will give you written notice (a “Cause Notice”), not more than thirty (30) calendar days after the occurrence of the event constituting Cause comes to the attention of an “executive officer” of Employer (as defined by the rules and regulations of the Securities Exchange Commission for purposes of the Exchange Act), prior to terminating your employment for Cause. A Cause Notice will set forth in reasonable detail the circumstances constituting Cause and, if applicable, the conduct required to cure the same. Except for actions, malfeasance or circumstances which by their nature cannot be cured, you shall have thirty (30) calendar days from your receipt of such notice within which to cure. Without prejudice to whether any other action, malfeasance or circumstance is capable of cure, it shall be a rebuttable presumption that any purported refusal to perform your duties, responsibilities or obligations as described in clause (iii) above, and any failure to cooperate with an Investigation as described in clause (vii) above, is capable of cure. Notwithstanding the above, any violation of Company policy or failure to cooperate with an Investigation which is in connection with the exercise of your constitutional right against self-incrimination shall not be considered an event described in clause (v) or (vii) above. For purposes of this Agreement, no termination of your employment purportedly for Cause shall be treated as a termination for Cause without your receipt of a Cause Notice, nor shall any termination of your employment during the 30-day cure period provided for in the preceding sentence, if applicable, or after your satisfactory cure of the breach, malfeasance or circumstances that the Company asserted as constituting Cause, be considered a termination for Cause for such stated reasons. The date of a termination of your employment for Cause shall be the date after the cure period provided for above, if any, expires without your having cured the actions, malfeasance or circumstances constituting Cause to the reasonable satisfaction of the Board (or, if no cure period is applicable, the date of termination specified in the written notice given to you by the Board).

      (b)        Good Reason Termination. Upon written notice to Employer, you may resign from your employment hereunder for “Good Reason” at any time during the Employment Term not more than thirty (30) calendar days after you become aware of the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) calendar days after the date it is given, and Employer shall have thirty (30) calendar days from the giving of such notice within which to cure and within which period you cannot terminate your employment under this Agreement for the stated reasons and, if so cured, after which you cannot terminate your employment under this Agreement for the stated reasons; provided, however, that this sentence shall not apply with respect to events which by their nature cannot be cured. “Good Reason” shall mean, without your prior written consent, other than in connection with the termination of your employment for Cause (as defined above) or incapacity (as set forth in paragraph 9) or as a result of your death:

 (i)         the assignment to you of duties substantially inconsistent with your positions, duties or responsibilities as Chief Operating Officer or any more senior position to which you may be appointed, or for so long as you hold the position, as Chief Financial Officer, or any change in reporting such that you do not report solely and directly to Employer’s President and Chief Executive Officer;

 (ii)        your removal from or any failure to re-elect you as Chief Operating Officer or any more senior position to which you may be appointed (but removal or failure to re-elect you as Chief Financial Officer shall not constitute Good Reason);

 (iii)       your removal from or failure to be elected or reelected to the Board at any annual meeting of shareholders of the Company at which your term as director is scheduled to expire;

 (iv)       a reduction in your Salary, Target Bonus or other compensation levels as the same may be increased from time to time during the Employment Term;

 (v)        Employer’s requiring you to be based anywhere other than the New York metropolitan area, except for required travel on the Company’s business; or

 (vi)       any other breach by Employer of its obligations hereunder.

      (c)        Termination Without Cause. Employer may terminate your employment hereunder without Cause at any time during the Employment Term by written notice to you.

      (d)        Termination Payments, Etc.

  (i)         Termination for Cause or Resignation without Good Reason. In the event that Employer terminates your employment for Cause, or if you resign your employment without Good Reason, Employer shall promptly pay and provide you with Accrued Compensation and Benefits. For purposes of this Agreement, “Accrued Compensation and Benefits” shall consist of: (w) reimbursement of any unpaid business expenses to which your are entitled to reimbursement pursuant to paragraph 7 that were incurred prior to the effective date of your termination or resignation (the “Termination Date”); (x) your Salary through the Termination Date determined in accordance with paragraph 10(a) or 10(b), as applicable; (y) any earned but unpaid Bonus with respect to any completed year; and (z) all other vested compensation benefits to which you are entitled as of the Termination Date under the terms and conditions applicable to such compensation and benefits which, for purposes of clarity and without limitation, shall include the benefits listed in paragraph 6(c) if your employment is terminated for any reason other than pursuant to paragraph 10(a).

 (ii)        Termination without Cause or Resignation with Good Reason. In the event that Employer terminates your employment without Cause, or if your resign your employment for Good Reason, you shall be entitled to receive the following:

a.	Employer will pay and provide your Accrued Compensation and Benefits;

b.	Employer will pay you a pro rated Bonus for the fiscal year of your termination of employment based on your Target Bonus and the number of calendar days of such year elapsed through the Termination Date, such amount, before the daily pro ration, to be multiplied by the performance multiplier approved by the Compensation Committee in respect of Company financial and quantitative goals for such year under the Senior Executive STIP (with the method for determining such performance multiplier to correspond to the method used under the Senior Executive STIP as of the Amendment Date to adjust target STIP payout amounts based on Company performance), with such pro rated Bonus to be paid in accordance with paragraph 3(b)(iv) of this Agreement;

c.	Employer will pay you a severance payment (the “Severance Payment”) equal in amount to the sum of:

i.	three (3) times your Salary in effect at the time of termination (or, if your Salary has been reduced in violation of this Agreement, your highest Salary during the Employment Term); and

ii.	three (3) times the higher of (X) the average of the annual cash Bonuses payable to you (whether or not actually paid) with respect to the last three completed fiscal years prior to the Termination Date (with any Bonus payable to you in respect of the shortened fiscal year January 1 – September 30, 2010, once completed, to be included in such average only on an annualized basis) and (Y) the Target Bonus at the Termination Date (or, if your Target Bonus has been reduced in violation of this Agreement, your highest Target Bonus during the Employment Term) (the “Applicable Bonus Amount”)

(such sum being the “Severance Amount”); provided, however, that if fewer than 36 months remain in the Employment Term at the Termination Date, the amount of the Severance Payment will equal the Severance Amount multiplied by a fraction the numerator of which is the number of months (including partial months) remaining in the Employment Term (but in no event will the numerator be less than 12) and the denominator of which is 36.

d.	all of your outstanding unvested Employer stock options will vest, and all such options and all of your outstanding Employer stock options that have previously vested will remain exercisable until the applicable date set forth in paragraph 4(a)(v);

e.	the number of Shares to which you are entitled in respect of your outstanding awards of PSUs will be determined as provided in paragraph 4(b) for Qualifying Terminations, and all Shares delivered upon settlement of PSUs will be considered vested;

f.	all of your unvested Target PRSU Awards and Matching RSUs will vest and be settled as promptly as administratively practicable after your Termination Date; and

g.	Employer will continue to provide you with life insurance coverage as set forth in paragraph 6(b) until the end of the Employment Term or, if earlier, the date on which you become eligible for at least as much insurance coverage from a third party employer at the employer’s expense; provided, however, that Employer may decrease the amount of life insurance coverage it provides you so along as the amount of such coverage that it continues to provide, and the amount of such coverage provided to you from a third party employer at the employer’s expense, aggregates at least the amount set forth in paragraph 6(b).

 (iii)       Timing of Payments and Settlement. The cash portion of your Accrued Compensation and Benefits and 80% of the Severance Payment will be paid in a lump sum within five (5) days after the Termination Date, and the remaining 20% of the Severance Payment will be paid in accordance with the Company’s regular payroll practices over the number of months (up to 36) on which the Severance Payment was calculated, beginning with the first payroll period following the Termination Date. Notwithstanding the foregoing, your entitlement to any portion of the Severance Payment that has not yet been made will cease if you materially breach either the non-compete covenant set forth in paragraph 8(a) (the “Non-Compete Covenant”) or the no-solicitation covenant set forth in paragraph 8(b), after notice to you of such breach by Employer and your failure to cure such breach within thirty (30) days following your receipt of such notice, assuming such breach is capable of cure. You may request from Employer at any time its view on whether a proposed activity or investment by you will breach the Non-Compete Covenant by giving Employer written notice of the details of such activity or investment, and Employer will respond to your inquiry within five (5) business days of its receipt of such notice. Employer’s view as conveyed to you that the proposed activity or investment will not breach the Non-Compete Covenant shall be binding on it to the extent that the activity or investment does not exceed what was described in the notice. Your giving notice shall not be deemed an admission by you that the proposed activity or investment would violate the Non-Compete Covenant. Employer’s failure to respond with its view within five business days of its receipt of notice shall not constitute or be construed as an acknowledgment by Employer that the proposed activity or investment will not breach the Non-Compete Covenant, but such failure shall create an irrebuttable presumption that any breach arising from such activity or investment is capable of cure.

 (iv)       Full Discharge of Company Obligations; Release. The payments and other benefits provided for in paragraph 10(d)(ii) are in lieu of any severance or income continuation or protection under any plan Employer or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to paragraph 10(d)(ii) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Employer to you under this Agreement. You acknowledge and agree that such amounts are fair and reasonable, and your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of your employment hereunder. Employer’s obligation to make the Severance Payment and provide the other benefits provided for in paragraph 10(d)(ii) other than the Accrued Compensation and Benefits shall be conditioned on your execution and non-revocation of a release in form and substance substantially identical to that set forth in Schedule B.

      (e)        Excise Taxes. Notwithstanding anything herein to the contrary, in the event that it is determined that any payment or benefit provided to you hereunder, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then Employer shall pay (either directly to the IRS as tax withholdings or to you as a reimbursement of any amount of taxes, interest and penalties paid by you to the IRS) both the Excise Tax and an additional cash payment (a “Gross-Up Payment”) in an amount that will place you in the same after-tax economic position that you would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The determination of whether a Gross-Up Payment is due pursuant to the preceding sentence, and if so the amount thereof, shall be made by Employer; provided, however, that if you disagree with Employer’s determination, you shall have the right to require Employer to arrange for a second determination to be made by a nationally recognized law or accounting firm mutually agreeable to you and Employer (the “Tax Expert”), in which case the determination made by the Tax Expert, rather than by Employer, shall control. The Company will pay the fees and expenses of the Tax Expert in making the foregoing determinations, unless the calculation of the Gross-Up Payment made by the Tax Expert differs by less than 10% (plus or minus) from the calculation made by Employer, in which case you will pay such fees and expenses. Employer may, at its expense, consult with its outside tax counsel and its independent auditors, to the extent it deems appropriate, in making determinations pursuant to this paragraph 10(e). If, upon audit or other examination by the Internal Revenue Service (the “IRS”) of your or the Company’s federal income tax return (an “Audit”), the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by Employer or the Tax Expert, as applicable, then Employer or the Tax Expert, as applicable, shall recalculate the amount of the Gross-Up Payment and shall be instructed to provide you with detailed support for its calculations. You shall promptly notify Employer of any IRS assertion during an Audit of your federal income tax return that an Excise Tax is due with respect to any payment or benefit, but you shall be under no obligation to defend against such claim by the IRS unless Employer requests, in writing, that you undertake the defense of such IRS claim at Employer’s sole expense. In such event, Employer may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and you shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with Employer in each phase of any contest. Notwithstanding the foregoing provisions of this paragraph 10(e), if it shall be determined by Employer or the Tax Expert, as applicable, that you are entitled to a Gross-Up Payment, but that the aggregate value for purposes of determining if an Excise Tax is due and, if so, the amount thereof, of all payments and benefits to be provided to you under this Agreement do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to you such that your receipt of such payments and benefits would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to you, and the payments and benefits to be provided to you, in the aggregate, shall be reduced, in a manner to be determined solely by you, to the Reduced Amount. This paragraph 10(e) shall not apply with respect to a change in control or other event described in Section 280G of the Internal Revenue Code of 1986, as amended, if such event occurs after 2013, unless either (i) a contract or predecessor contract to effect such event was executed prior to 2014 and/or (ii) your employment is terminated pursuant to paragraph 10(b) or paragraph 10(c) of this Agreement prior to 2014 in anticipation of such an event.

  11.        Death. If you die prior to the termination of your employment under this Agreement, your beneficiary or estate shall be entitled to receive the following:

     (i)        Employer will pay your Accrued Compensation and Benefits up to the date on which the death occurs;

     (ii)       Employer will pay a prorated Bonus for the year of your death based on your Target Bonus and the number of calendar days elapsed during the year through the date of your death;

     (iii)      all of your outstanding unvested Employer stock options will vest, and all such options and all of your outstanding options that have previously vested will remain exercisable until the applicable date set forth in paragraph 4(a)(v);

     (iv)      the number of Shares to which you are entitled in respect of your outstanding awards of PSUs will be determined as provided in paragraph 4(b) for Qualifying Terminations, and all Shares delivered upon settlement of PSUs will be considered vested; and

     (v)       all of your unvested Target PRSU Awards and Matching RSUs will vest and be settled as promptly as administratively practicable after your Termination Date.

  12.        Pension Benefits. You will be credited with your previous service with Employer and its predecessors (including without limitation your service with the company that was formerly named Employer Inc. and is now known as CBS Corporation (“Former Employer”)) for all purposes under any Company benefit plan, including without limitation the

Employer Pension Plan and the Employer Excess Pension Plan. You will accrue additional service under all Company benefit plans beginning on the Start Date. Notwithstanding any other provision of this Agreement, to the extent that you are entitled to receive benefits under the Former Employer pension plan or excess pension plan, such benefits shall offset any benefits to which you are entitled under the Employer Pension Plan and the Employer Excess Pension Plan.

13.        No Mitigation. You shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall any reduction be made for any other compensation that you earn from a subsequent employer (including self-employment).

14.        Section 317 and 507 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Employer for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Employer and/or any of Employer’s affiliates.

15.        Equal Opportunity Employer; Employer Business Conduct Statement. You acknowledge that Employer is an equal opportunity employer. You agree that you will comply with Employer policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability. In addition, you agree that you will comply with the Employer Business Conduct Statement.

16.        Indemnification.

(a)        If you are made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason (in whole or in part) of the fact that you are or were a director, officer or employee of Employer or are or were serving at the request of Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as director, officer, member, employee or agent, Employer shall indemnify you and hold you harmless to the fullest extent permitted or authorized by Employer’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing your rights to indemnification or contribution) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue even though you have ceased to be a director, member, employee or agent of Employer or other entity and shall inure to the benefit of your heirs, executors and administrators. Employer shall advance to you all reasonable costs and expenses that you incur in connection with a Proceeding within 20 days after its receipt of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

(b)        Neither the failure of Employer (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by Employer (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(c)        To the extent that Employer maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein.

17.        Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Employer, to the attention of the General Counsel of Employer. Any notice given by mail shall be deemed to have been given three days following such mailing. Copies of all notices to you shall be given to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Attention: Robert B. Schumer, Esq. and Robert C. Fleder, Esq.

18.        Assignment and Successors. This is an Agreement for the performance of personal services by you and may not be assigned by you or Employer except that Employer may assign this Agreement to any successor in interest to Employer, provided that such assignee assumes all of the obligations of Employer hereunder. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean Employer as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

19.        New York Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York.

20.        Disputes. Any disputes between the parties to this Agreement shall be settled by arbitration in New York, New York under the auspices of the American Arbitration Association, before a panel of three (3) arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the Association. Each party shall select an arbitrator and the two (2) arbitrators shall select a third and these three arbitrators shall form the panel. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered into in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys’ fees and expenses of both parties, shall be borne by Employer if you prevail on at least one of the issues that is the subject of the arbitration. If you do not so prevail, you and Employer shall equally share costs of the arbitration or litigation other than attorneys’ fees, and each of you and Employer shall bear its own attorneys’ fees and expenses. Pending the resolution of any arbitration or court proceeding, Employer shall continue payment of all amounts due you under this Agreement and all benefits to which you are entitled at the time the dispute arises. Nothing herein shall prevent Employer or you from seeking equitable relief in court as provided for in paragraph 8(i) or shall prevent either party from seeking equitable relief in court in aid of arbitration under applicable law.

21.        No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Employer to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

22.        Entire Understanding; Amendments. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be amended only by a writing signed by both parties hereto. This Agreement supersedes the terms of the Original Employment Agreement and all prior amendments to the Original Employment Agreement other than the “Section 409A Amendment” (as defined in paragraph 26). For purposes of clarity, the Section 409A Amendment remains in full force and effect following the execution of this Agreement and is incorporated by reference herein pursuant to paragraph 26 of this Agreement.

23.        Waivers. Waiver by either you or by Employer of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

24.        Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

25.        Deductions and Withholdings, Payment of Deferred Compensation. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.

26.        Section 409A. On August 28, 2008, you executed a Form Employment Agreement Amendment, attached hereto as Schedule C, to amend your Original Employment Agreement to comply with Section 409A of the Internal Revenue Code and the rules, regulations and guidance thereunder (such section, “Section 409A”) (such amendment, the “Section 409A Amendment”). The Section 409A Amendment shall continue in full force and effect following the Amendment Date and is hereby incorporated by reference into and made part of this Agreement. Notwithstanding the first sentence of paragraph 10(d)(iii) of this Agreement, in the event that you become entitled to the Severance Payment pursuant to paragraph 10(d) of this Agreement as a result of a termination of your employment before 2012, then, if and to the extent that a portion of such payment scheduled to be paid in a lump sum would represent an impermissible acceleration of “deferred compensation” under the Original Employment Agreement as determined under Section 409A, such portion shall not be paid in a lump sum but shall instead be paid in such form and at such time(s) as it would have been paid pursuant to the Original Employment Agreement. Following any delay of payments or benefits pursuant to the Section 409A Amendment: (i) all such delayed payments will be paid in a single lump sum on the date permitted under paragraph 10 of the Section 409A Amendment (the “Permissible Payment Date”) plus accrued interest on such delayed payments during the period of such delay at the Company’s highest borrowing rate in effect on the Termination Date, and (ii) Employer shall reimburse you for the reasonable after-tax cost of any benefits, contemplated by paragraphs 9 and 10 hereof incurred by you in independently obtaining any benefits delayed pursuant to the

Section 409A Amendment during the period in which such benefits are delayed, with such reimbursement to be paid to you by Employer on the Permissible Payment Date.

27.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

28.        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

EXECUTION VERSION

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement and return it to the undersigned for execution on behalf of Employer; after this Agreement has been executed by Employer and a fully executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours, VIACOM INC. /s/ Philippe P. Dauman
Name: Philippe P. Dauman Title: President & CEO

ACCEPTED AND AGREED: /s/ Thomas E. Dooley
Name: Thomas E. Dooley Dated: 5/27/2010

SCHEDULE A

Investments

As of the Amendment Date, you have investments in the following private media or entertainment businesses:

DND Capital Partners LLC, including its investments in:

The Tennis Channel, Inc

CTV

Amp d Mobile

This Schedule A shall also be deemed to include any successor by merger, assets sale or similar transaction to any of the businesses listed above.

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SCHEDULE B

Form of Release

GENERAL RELEASE

WHEREAS, Thomas E. Dooley (hereinafter referred to as the “Executive”) and Viacom Inc. (hereinafter referred to as “Employer”) are parties to an Employment Agreement, amended and restated as of May 27, 2010 (the “Employment Agreement”), which provided for the Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 10(d) of the Employment Agreement, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.        Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise.

2.        The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

3.        The Executive understands that he has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that he may use as much of this 21-day period as the Executive wishes prior to signing.

4.        The Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel, Employer Inc., 1515 Broadway, New York, New York 10036. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement. If the Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under paragraph 10(d) of the Employment Agreement.

5.        The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

6.        This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

7.        It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

8.        The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

9.        This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the          day of             , 20    .

_______________________________________

Thomas E. Dooley

VIACOM INC.

By:	__________________________________
Title:

SCHEDULE C

The Section 409A Amendment

FORM EMPLOYMENT AGREEMENT AMENDMENT

(I.R.C. §409A)

This Amendment Agreement modifies certain terms and conditions of your employment agreement with Viacom Inc. or one of its subsidiaries (your “Employment Agreement”). In this Amendment Agreement, we refer to the corporation or other entity that employs you as the “Company”, and we refer to Viacom Inc. and its subsidiaries, collectively, as “Viacom”.

1.     Timing of Payments.    If your Employment Agreement does not already provide a schedule for the payment of your salary that is in compliance with Section 409A of the Internal Revenue Code and the rules, regulations and guidance thereunder (“Section 409A”), your Employment Agreement is modified to provide that payments of salary, less deductions and income and payroll tax withholding as may be required or authorized under applicable law, shall be payable in accordance with the Company’s normal payroll procedures for employees generally, but no less frequently than monthly. If your Employment Agreement provides for a payment to be made promptly or as soon as administratively practicable after or following the occurrence of a date or an event specified in the Employment Agreement, then the payment will be made not later than 90 days following the occurrence of the date or event.

2.     Performance Shares Units.    Shares delivered in settlement of the PSUs awarded to you pursuant to your Employment Agreement will be delivered not later than March 15 following the last year of the Measurement Period for the relevant PSU. No new terms and conditions that are approved by the Compensation Committee, in addition to those set forth in your Employment Agreement, will apply to PSUs awarded to you pursuant to your Employment Agreement to the extent they would affect the time or form of payment in respect of your PSUs in violation of any requirements of Section 409A that may be applicable thereto.

3.     “Termination of Employment”.    To the extent that your Employment Agreement provides for any severance or other termination payment or any other benefits to be made or provided to you or your beneficiaries upon or as a result of your termination of employment, you will be considered to have experienced a termination of employment as of the date that the level of bona fide services that you are expected to perform permanently decreases to no more than 20% of the average level of bona fide services that you performed over the immediately preceding 36-month period (or the full period of services if you have been providing services less than 36 months).

For these purposes, your “services” include services that you provide as an employee or as an independent contractor. In addition, in determining whether you have experienced a termination of employment, the Company is obligated to take into account services you provide both for it and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Internal Revenue Code or any other trade or business (such as a partnership) which is under common control with the Company as determined under Section 414(c) of the Internal Revenue Code, in each case as modified by Section 409A. In general, this means that the Company will consider services you provide to any corporation or other entity in which Viacom Inc., directly or indirectly, possesses at least 50% of the total voting power or at least 50% of the total value of the equity interests.

For the avoidance of doubt, nothing provided in this paragraph 3 shall supercede or otherwise modify the definition of “good reason” contained in your Employment Agreement.

4.     Timing of post-termination payments and benefits.    Unless otherwise specified herein, to the extent that your Employment Agreement does not already provide a schedule for the payments that is in compliance with Section 409A, any payments that are required to be made under your Employment Agreement following your termination of employment will be made at the same time and in the same manner as if you had not terminated employment. For example, any salary continuation will be paid on the schedule described in paragraph 1 of this Amendment Agreement, and any annual bonus or pro-rated annual bonus to which you are entitled under your Employment Agreement (whether for the year in which your termination of employment occurs or any subsequent year) will be paid in the year following the year in which the bonus is earned prior to March 15 or, if different, at the same time, or pursuant to the same schedule, as annual bonuses that the Company pays to continuing employees under the applicable annual bonus program. Please note that these timing rules apply following any termination of employment, including termination of employment incident to non-renewal of the Employment Agreement.

5.     Release.    This paragraph 5 applies if your Employment Agreement conditions payment of severance or any other payments, or provision of any benefits, following your termination of employment on your execution of a Release. For purposes of this paragraph 5, the “Release” refers to a release in a form attached to your Employment Agreement, or if no such release is so attached, to any other form of release in use by the Company at the time of your termination of employment. If your Employment Agreement contains such terms, then the Company shall not be required to continue making severance or other payments or providing benefits, unless, (i) if your Employment Agreement does not specify a deadline by which you must have executed the Release and it must have become irrevocable, by 60 days following your termination of employment or (ii) if your Employment Agreement specifies a deadline by which you must have executed the Release and it must have become irrevocable, by such deadline, you have executed the Release and delivered it to the Company, and the Release has become effective and irrevocable in its entirety. If the Company has ceased making severance or other payments or providing benefits pursuant to the preceding sentence and you subsequently execute the Release, and it becomes effective and irrevocable in its entirety, the Company may resume

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making or providing such payments or benefits, but it will have no obligation to do so.

6.     Good Reason.    This paragraph 6 applies if your Employment Agreement contains a definition of “good reason,” and is intended to ensure that “good reason” is triggered only upon a material negative change in your employment relationship with the Company. Accordingly, in order to terminate your employment with “good reason,” you must provide the Company with a notice of termination specifying (x) the effective date of your termination and (y) the particular condition(s) that constitute “good reason” for such termination. The notice must be provided within thirty (30) calendar days of the initial existence of the condition(s) that are purported to constitute “good reason,” or, if later, within thirty (30) calendar days after you become aware, or with reasonable diligence should have become aware, of the condition(s) that are purported to constitute “good reason,” and must give the Company at least thirty (30) days prior written notice of your intent to terminate with “good reason,” during which time the Company shall be given the opportunity to cure any basis for such “good reason”; provided, however, that there shall be no cure period with respect to events which by their nature cannot be cured. If no cure is timely effected (or if there is no cure period due to the nature of the event), then your termination with “good reason” shall be effective as of the date of termination you specified in the notice of termination. If a cure is timely effected, your resignation for “good reason” shall not be effective at that time. The foregoing notice and cure provision shall supersede the notice and cure provision in your Employment Agreement, if any.

7.     Death.    To the extent that your Employment Agreement provides for a lump-sum severance payment or other lump-sum payment to be made as a result of your death, such lump sum payment will be made no later than the 60th day following your death. This provision applies only to amounts which, under your Employment Agreement, are to be paid in a lump sum. Any payment or benefit which, under the terms of your Employment Agreement, is to be made following your death as a continuing stream of payments (such as salary continuation), and any payments of annual bonus or other incentive compensation to which your estate or beneficiary is entitled following your death and which are not included in any lump sum payment, shall be made to your estate or beneficiary at the same time and in the same manner as if you were still actively employed with the Company.

8.     Severance Plan Adjustment.    In the event that you are entitled to any election between severance options (e.g., a choice between amounts available under a severance plan and your severance entitlement under the Employment Agreement), then the amounts, but not the time or form of payment, of your severance entitlement under the Employment Agreement shall automatically be adjusted to equal whichever is the greater amount in the aggregate of such severance options, The time and form of payment shall continue as specified in the terms of your Employment Agreement. In no event, however, will any such adjustment alter the time or form of the payments to which you are entitled.

9.     No Offsets.    If your Employment Agreement gives the Company the right to reduce or otherwise offset against amounts owed to you in order to satisfy any obligations you owe the Company, such provision is modified to provide that the Company shall not make any deductions for money or property that you owe to the Company from amounts that constitute deferred compensation for purposes of Section 409A, except for applicable withholding taxes on such amounts and otherwise only to the extent that such deduction would not cause any person to incur any tax, interest or penalties under Section 409A.

10.     Required Delay in Payment for Viacom’s “Specified Employees”.    In the event that, at the time of your termination of employment, you are a “specified employee,” as determined by Viacom Inc., then to the extent that any amount or benefit owed to you under your Employment Agreement (x) constitutes an amount of deferred compensation for purposes of Section 409A and (y) is considered for purposes of Section 409A to be owed to you by virtue of your termination of employment, then such amount or benefit shall not be paid or provided during the six-month period following the date of your termination of employment and instead shall be paid or provided on the first day of the seventh month following your date of termination of employment, except to the extent that, in Viacom’s reasonable judgment, payment during such six-month period would not cause any person to incur additional tax, interest or penalties under Section 409A. Delay in payment or provision of benefits during the six months following your termination of employment is referred to as the “Six-Month Delay”.

It is noted that to the extent that your Employment Agreement provides for payments or benefits to be provided solely upon your “involuntary” termination of employment (as determined under Section 409A), the Six-Month Delay will not apply to the extent that such payments and benefits, in the aggregate, do not exceed an amount equal to the lesser of:

(x) two times your “annualized compensation” as determined in accordance with Section 409A (in general, this amount is your annual rate of pay for the year preceding the year in which your employment terminates, adjusted for any increases during the year your employment terminates that were expected to continue indefinitely); and

(y) two times the applicable annual compensation limit under Section 401(a)(17) of the Internal Revenue Code for the year in which your termination occurs (for 2008, this amount is two times $230,000, or $460,000).

To minimize the risk that the Six-Month Delay will disrupt your coverage under any medical, dental and life insurance coverage to which you are entitled following your termination of employment, payments described in the preceding sentence that are made during the six months following your termination of employment shall first be applied to cover any costs relating to such continued medical, dental and life insurance coverage that otherwise would constitute deferred compensation for purposes of Section 409A, and thereafter shall be made in respect of other amounts or benefits owed to you.

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11.     Designation of Separate Payments.    If, under any provision of your Employment Agreement, you become entitled to be paid salary continuation, then each payment of salary during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently your entitlement to such salary continuation shall not be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant salary continuation period).

12.     Reimbursement.    If your Employment Agreement provides for reimbursements that constitute deferred compensation for purposes of Section 409A, in no event shall the reimbursements be paid later than the last day of the calendar year following the year in which the related expense was incurred. Reimbursements of attorneys’ fees and other costs and expenses of disputes under your Employment Agreement that are deferred compensation for purposes of Section 409A must be paid no later than the last day of the year following the year in which there is a settlement or other final and nonappealable resolution of the dispute.

13.      Excise Taxes.    Any payment to reimburse you for excise taxes required to be paid by Viacom pursuant to your Employment Agreement and any “gross-up” for the payment of the excise taxes shall be paid no later than the end of the calendar year following the year in which the taxes are paid. Any reimbursement of expenses incurred due to a tax audit or litigation asserting liability for such excise taxes shall be made no later than the end of the year following the year in which the disputed taxes are paid or in which there is a final and non-appealable resolution as a result of which no taxes are paid. Any reduction of the payments and benefits under your Employment Agreement to avoid imposition of such excise taxes shall be applied first to the severance and bonus payments and next the other payments and benefits (other than medical, dental or life insurance coverage and reimbursements of expenses) under your Employment Agreement and, in each case, shall be applied pro rata across such payments and benefits in proportion to the amounts on which such excise taxes would otherwise be imposed.

14.      Further Amendments.    The Company may, without your consent, amend any provision of your Employment Agreement to the extent that, in the reasonable judgment of the Company, such amendment is necessary or advisable to avoid your becoming subject to federal income tax on any amount or benefit under your Employment Agreement before such amount is actually paid or such benefit is actually provided, to avoid the imposition on any person of any additional tax, interest or penalties pursuant to Section 409A. Any such amendment shall maintain and protect, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision. Except in the case of any amendment made without your written consent, Viacom shall not have any obligation to indemnify you or hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

Except as otherwise provided herein, your Employment Agreement shall continue in full force and effect in accordance with its terms.

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